EXHIBIT 99.1

Boise Cascade Company

1111 West Jefferson  PO Box 50   Boise, ID 83728

T 208 384 7990   F 208 384 7332

News Release

Media Contact	Investor Contact
Mike Moser	Rob McNutt
Office 208 384 6016 Cell 208 867 4346	Office 208 384 7023

For Immediate Release:  July 28, 2005

BOISE ADDS FOUR TO BOARD OF DIRECTORS

BOISE, Idaho – Boise Cascade Company announced today that the following individuals have joined the company’s board of directors:  Hank Brown, Sam K. Duncan, William S. Kirsch, and Duane C. McDougall.  With these additions, the Boise board now consists of nine outside directors and one director who is an executive officer of the company (Chairman and CEO Thomas Stephens).

Hank Brown has been president and chief executive officer of The Daniels Fund in Denver, Colorado, since 2002.  On August 1, 2005, he will leave The Daniels Fund to become president of the University of Colorado system.  Prior to his employment with The Daniels Fund, Mr. Brown served as president of the University of Northern Colorado, U.S. Senator from Colorado, U.S. Representative from Colorado, and state senator in the Colorado legislature.  He was also vice president of Monfort of Colorado from 1969 to 1980.

Sam Duncan has been president and chief executive officer of OfficeMax Incorporated since April 2005 and was elected chairman of the OfficeMax board of directors on June 30, 2005.  Prior to his employment with OfficeMax, Mr. Duncan served as president and chief executive officer of Shopko Stores, president of Fred Meyer, president of the Ralphs division of Fred Meyer, executive vice president of the food division of Fred Meyer, and in various positions with Albertson’s from 1969 to 1992.

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Bill Kirsch has been director, president, and chief executive officer of Conseco, Inc., since 2004.  Prior to assuming these positions, he served as executive vice president, general counsel, and secretary of Conseco, a managing partner of Kirkland & Ellis, and general counsel of Madison Dearborn Partners.

Duane McDougall was president and chief executive officer of Willamette Industries, an international paper and forest products company, until its acquisition in 2002.  During his 23-year career with Willamette, he held numerous operating and finance positions before becoming president and CEO.

“We are extremely pleased to have these four individuals join our board,” Stephens said.  “We look forward to the wealth of knowledge and experience that each of these individuals will bring to the board.”

About Boise Cascade

Boise, headquartered in Boise, Idaho, manufactures engineered wood products, plywood, lumber, and particleboard and distributes a broad line of building materials, including wood products manufactured by the company.  Boise also manufactures a wide range of specialty and premium papers, including imaging papers for the office and home and papers for pressure-sensitive applications, as well as printing and converting papers, containerboard and corrugated boxes, newsprint, and market pulp.  Visit Boise’s website at www.bc.com.